Exhibit 10.2
HELIX ENERGY SOLUTIONS GROUP, INC.
2009 Long-Term Incentive Cash Plan
Award Letter

Award Recipient:	[Name]
Target Award:	[$Amount]
Award Term:	5 years beginning on the Grant Date
Grant Date:	,
AWARD LETTER
The Compensation Committee (the “Committee”) of the Board of Directors of Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”), hereby awards to you, effective as of the Grant Date set forth above, the opportunity to earn a long-term cash incentive award for the award term set forth above (the “Award Term”) under the 2009 Long-Term Incentive Cash Plan (the “Plan”).
1. Grant of Award. The Company hereby grants to the Award Recipient a cash payment opportunity (the “Award”) based upon the Target Award listed above (the “Target Award”), on the terms and conditions hereinafter set forth. This grant is made pursuant to the terms of the Plan, which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Award Letter. Capitalized terms not otherwise defined herein shall have the same meaning as in the Plan.
2. Award Periods. The Award Recipient shall receive an Award based upon the Target Award in accordance with the following schedule, provided that your employment with the Company has not terminated prior to the applicable vesting date:

Vesting Date	Percentage of Target Award
First Anniversary of Grant Date	20% of Target Award
Second Anniversary of Grant Date	Additional 20% of Target Award
Third Anniversary of Grant Date	Additional 20% of Target Award
Fourth Anniversary of Grant Date	Additional 20% of Target Award
Fifth Anniversary of Grant Date	Additional 20% of Target Award

Occurrence of a Change in Control	100% of Target Award (or remaining portion thereof)

3. Amount of Award. Upon each Vesting Date, the Company shall make a cash payment to you in an amount equal to the product of the Target Award multiplied by the percentage of Target Award achieved based on the above table (the “Period Award) and then multiplying the Period Award by the percentage change, positive or negative, in the price of the Common Stock of the Company determined by dividing the Average Price by $  _____  (the “Base Amount”). For purposes of this Section 3, the Average Price shall be the average of the closing price of Helix Common Stock for the thirty (30) trading days prior to the Vesting Date. Notwithstanding anything to the contrary in this Section 3, in the event the Average Price divided by the Base Amount is greater than 2.0, then it shall be deemed to be 2.0 for purposes of determining the amount of the cash payment and in the event such quotient is less than 0.5, then it shall be deemed to be 0.0 and the Award Recipient will receive no cash payment.
For example, if the Target Award is $1,000, the Period Award on the first Vesting Date is $200 and the Base Amount is $10, then on the first Vesting Date for each of the Average Prices set forth below, the Award Recipient shall receive a cash payment in the amount set forth opposite such Average Price:

Average Price	Cash Payment

$60.00	$400
$20.00	$400
$15.00	$300
$10.00	$200
$7.50	$150
$5.00	$100
$4.98	$0
4. Termination of Employment. In the event that an Award Recipient’s employment with the Company terminates, then, any and all outstanding Awards as to which the Vesting Date has not yet occurred shall be deemed forfeited, shall automatically be canceled and shall have no further force or effect.
5. Tax Withholding. The Company shall deduct from any distributions under any Award any federal, state, or local taxes required by law to be withheld with respect to such Award Recipient’s Award.
6 Governing Law. This Award Letter, shall be construed, administered and governed in all respects under and by the applicable laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.
7. No Right to Awards or Continued Employment. Neither the Plan nor this Award Letter is a contract between the Company and the Award Recipient. Neither the Plan nor this Award Letter shall be held or construed as giving the Award Recipient any right to be retained by the Company or any affiliate of the Company.

8. Non-Assignable and Non-Transferable. The Award may not be commuted, sold, assigned, pledged, attached, mortgaged, alienated or otherwise transferred or encumbered by the Award Recipient and any purported commutation, sale, assignment, pledge, attachment, alienation, or encumbrance shall be void and unenforceable against the Company and its affiliates.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:

Name and
Title:

Acknowledged and Agreed by Award Recipient:
AWARD RECIPIENT:

Signature:

Printed Name: